Exhibit 99
DCB FINANCIAL CORP ANNOUNCES
THIRD QUARTER 2010 OPERATING RESULTS
LEWIS CENTER, Ohio, November 1 — DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced a net loss of $9.06 million, or $2.44 per basic and diluted share for the three months ended September 30, 2010, compared to a net loss of $1.45 million, or $0.39 per basic and diluted share for the same period in 2009. The increase in the net loss primarily reflects an increase in the provision for loan losses and a write-down of the Corporation’s deferred tax assets.
“We’ve made significant progress in addressing our credit quality issues over the last year”, Interim President and Chief Executive Officer David Folkwein commented. “Also, as we reviewed our balance sheet, we didn’t just focus on our loan portfolios, but continued to analyze all of our assets for potential impairment. The deferred tax write-off reflects the results of the analysis that we completed regarding the future recapture of the tax asset. Though painful, we believe these actions provide us the opportunity to achieve profitability in the future. The Corporation has also retained the nationally-recognized capital markets firm of Keefe, Bruyettte & Woods to work with us in analyzing and reviewing potential capital initiatives with a focus on further strengthening the balance sheet of the Corporation going forward.”
Net Interest Income
Net interest income of $5.2 million decreased slightly from $5.3 million for the three months ended September 30, 2009. This is mainly attributed to the overall reduction in earning assets, as Management has implemented initiatives to reduce the overall size of the balance sheet. Overall, loan originations remained sluggish during the quarter due to slowing economic conditions in the Bank’s primary market. Additionally, run-off in the indirect auto, residential mortgage and investment property portfolios has contributed to the overall reduction in loan balances. The lower loan origination volume has allowed management to reduce the overall level of deposits, with reductions seen in the higher cost products and non-core funding. Low cost or no cost transactional and savings account balances have seen increases as the Bank focuses on building its core deposit balances. The Bank continues to re-price deposits on a year to year comparison, which helped reduce overall deposit funding costs to near 80 basis points at the end of the third quarter 2010. The Bank has also reduced its balances in large time deposits, particularly in the public fund sector as the need for these funds has diminished as the balance sheet is being strategically restructured.
Net interest margin improved slightly to 3.59% and 3.60%, respectively, for the three and nine months ended September 30, 2010, from 3.34% and 3.39%, for the same periods in 2009. Management has effectively increased margins through management of deposit rates, managing low yielding cash balances and risk-based pricing on its loan originations and renewals. Analysis indicates that the balance sheet is relatively risk neutral in terms of future earnings under various interest rate scenarios.
Noninterest Income
Total noninterest income increased to $1.7 million from a deficit of $326 thousand for the three months ended September 30, 2010, compared to the same period in 2009. The increase is primarily attributable to the effect of other-than-temporary impairment losses recorded in the 2009 third-quarter. The OTTI losses were attributed to the write-down of CDOs in the Corporation’s held-to-maturity portfolio. These investments stabilized during 2010 and no additional impairment recognition was necessary during the third-quarter 2010. Overall, non-interest revenue (excluding CDO impairment) was up due to improved net gains on sales of loans and other assets compared to the third quarter 2009. This is attributed to the improved market conditions for residential real estate loans, and the increased emphasis the Corporation has placed on originating secondary market paper. Management has set an initiative to utilize additional resources to originate residential mortgage paper in order to grow non-interest revenue.

Noninterest Expense
Total noninterest expense of $6.2 million increased $399 thousand for the three months ended September 30, 2010, compared to the same period in 2009. The increase was mainly attributed to legal and consulting costs associated with the Bank’s non-performing loan portfolios. Management has spent significant time and resources in workout initiatives for problem loans in order to mitigate their adverse impact on the balance sheet and operating results. Related expenses include various consulting, legal and property management services necessary to properly assist management in the workout process. Overall, salary and benefit expense of $2.6 million remain similar to the third-quarter 2009 as well as most other operating expense categories.
Tax Expense
Management continued to review its balance sheet to analyze various asset classes for potential impairment. One such item subject to scrutiny was the Corporations’ deferred tax assets. During the quarter, Management performed analysis on its deferred tax assets and determined that the questionable full recovery of that asset required it to be charged down to a net realizable position. Subsequent to that analysis, a $5.1 million charge was taken. The deferred tax asset continued to increase primarily due to ongoing operating losses. For regulatory purposes the deferred tax asset was already discounted against capital for measurement purposes, the recognition of the valuation allowance did not impact the bank’s regulatory capital ratios.
Analysis of Selected Financial Condition
The Corporation’s assets totaled $615 million at September 30, 2010, compared to $675 million at December 31, 2009, a decrease of approximately $60 million, or 8.9%. Cash and cash equivalents remained flat from year-end 2009. Total securities available for sale decreased from $94.1 million at December 31, 2009 to $79.9 million at September 30, 2010. The decline in AFS securities is mainly attributed to the sale of securities to create additional balance sheet liquidity. The Bank utilizes its AFS investment portfolio to collateralize borrowing options in order to secure additional liquidity sources.
Total loans decreased $41.3 million, or 8.4%, from $489.4 million to $448.2 million at September 30, 2010. The Corporation continues to experience a decline in loan balances due to reduced loan activity in our primary markets for loans meeting our credit criteria and planned portfolio runoff. Retail loan balances remained stable, but run-off of commercial and commercial real estate, including charged-off loans accounting for most of the decline. Management expects a continued reduction in the size of the Bank’s balance sheet in the short-term as a result of the general decline in quality credits available in the current economy, in order to execute its workout strategy for problem loans and increase its capital ratios. Management also continued to focus on loan diversification and has initiated plans to focus further on qualified commercial and industrial, and small business lending in lieu of commercial real estate loans. The decrease in loan balances reflects the utilization of proceeds from loan payoffs to fund deposit withdrawals and to repay borrowings which has reduced the Bank’s balance sheet and improved capital ratios.
Total deposits decreased approximately $45.6 million, or 8.1%, from December 31, 2009 to $511.8 million at September 30, 2010. The Bank had approximately $110 million CDARS deposits outstanding at September 30, 2010 compared to $145 million at year-end 2009. Noninterest-bearing deposits increased $5.4 million, or 8.9%, while interest bearing deposits decreased approximately $50 million, or 10.3% during the nine month period ended September 30, 2010. The Corporation utilizes a variety of alternative funding sources due to competitive challenges within its primary market including special rate time deposits, CDARs time deposits and other deposit specials. Total borrowings decreased $3.7 million during the nine months ended September 30, 2010, from $63.1 million at December 31, 2009. Management has focused on reducing deposits from non-core customers in order to manage the cost of its deposit portfolio.

Credit Quality Review
Non-accrual loans at September 30, 2010 increased to $13.8 million from $11.9 million at December 31, 2009. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt, including commercial real estate loans. Loans delinquent ninety days and accruing interest were $3.5 million at September 30, 2010. Delinquent loans over thirty days decreased to 4.14% of total loans at quarter end from 6.05% at June 30, 2010. However, the 4.14% delinquency still remains elevated compared to September 30, 2009 when the ratio stood at 1.37%. Overall, delinquencies in the retail loan portfolios are favorable as compared to published industry averages, as consumer real estate loans were 1.04%, credit cards were 2.71% and consumer direct loans were 2.84% at the end of the third quarter 2010. Management will continue to commit significant internal and external resources to activities related to monitoring, collection, and workout of problem loans. Management also continues to monitor exposure to industry segments, and believes that the loan portfolio remains appropriately diversified.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $4.5 million for the three months ended September 30, 2010, compared to $1.7 million for the same period in 2009, an increase of $2.8 million. The large provision for the third quarter was related to management’s loan quality review process for all bank watchlist loan relationships. The allowance for loan losses was $12.7 million or 2.84% of total loans at September 30, 2010, compared to $10.5 million, or 2.14% of total loans at December 31, 2009.
Charge-offs
Net charge-offs for the three months ended September 30, 2010 increased to $4.9 million, compared to $913 thousand for the three months ended September 30, 2009. Quarterly net charge-offs were 4.3%, while annualized net charge-offs for the nine months ended September 30, 2010 were 2.15%. Management charged-off these loans due to their uncollectibility and ultimately as a means to correctly value them on the balance sheet. The majority of the charge-offs for the quarter related to commercial real estate loans that were previously reserved for, but are now being charged down to their current collateral value.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Cash and due from financial institutions	$10,481	$10,082
Interest bearing deposits	31,422	26,371
Federal funds sold and overnight investments	—	5,000

Total cash and cash equivalents	41,903	41,453
Securities available for sale	79,974	94,100
Securities held to maturity	1,733	1,752

Total securities	81,707	95,852
Loans held for sale, at lower of cost or fair value	6,109	2,442
Loans	448,210	489,482
Less allowance for loan losses	(12,727)	(10,479)

Net loans	435,483	479,003
Real estate owned	4,704	4,912
Investment in FHLB stock	3,716	3,773
Premises and equipment, net	13,429	14,435
Investment in unconsolidated affiliates	1,623	1,439
Bank-owned life insurance	16,903	16,326
Deferred federal income taxes	1,351	5,239
Accrued interest receivable and other assets	8,242	10,148

Total assets	$615,170	$675,022

LIABILITIES
Deposits
Noninterest-bearing	$65,943	$60,502
Interest-bearing	445,879	496,953

Total deposits	511,822	557,455
Federal funds purchased and other short-term borrowings	1,099	3,011
Federal Home Loan Bank advances	59,387	63,148
Accrued interest payable and other liabilities	3,997	2,065

Total liabilities	576,305	625,679

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	47,907	60,213
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive income (loss)	667	(1,161)

Total shareholders’ equity	38,865	49,343

Total liabilities and shareholders’ equity	$615,170	$675,022

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest and dividend income
Loans	$6,097	$6,815	$18,856	$21,149
Taxable securities	621	715	2,026	2,562
Tax-exempt securities	145	233	526	759
Federal funds sold and other	33	31	79	140

Total interest income	6,896	7,794	21,487	24,610

Interest expense
Deposits	1,056	1,704	3,408	5,918
Borrowings	686	747	2,069	2,493

Total interest expense	1,742	2,451	5,477	8,411

Net interest income	5,154	5,343	16,010	16,199

Provision for loan losses	4,531	1,766	9,878	6,908

Net interest income after provision for loan losses	623	3,577	6,132	9,291

Noninterest income
Service charges on deposit accounts	652	692	1,915	1,940
Trust department income	225	191	718	661
Net gains on sale of securities	63	—	143	462
Net losses on sale of assets	28	(91)	114	(251)
Gains on sale of loans	144	63	251	253
Treasury management fees	117	107	361	378
Data processing servicing fees	163	167	463	440
Earnings on bank owned life insurance	167	167	577	501
Total other-than-temporary impairment losses	—	(1,111)	(80)	(6,301)
Portion of loss recognized in other comprehensive income (before taxes)	—	(634)	(950)	3,776

Net impairment losses recognized in income	—	(1,745)	(1,030)	(2,525)
Other	151	123	428	318

Total noninterest income	1,710	(326)	3,940	2,177

Noninterest expense
Salaries and employee benefits	2,611	2,590	7,834	7,717
Occupancy and equipment	1,104	1,138	3,149	3,292
Professional services	475	109	1,178	632
Advertising	121	122	294	307
Postage, freight and courier	77	84	286	237
Supplies	43	63	102	217
State franchise taxes	152	149	456	487
Federal deposit insurance premiums	375	757	1,167	1,411
Other	1,283	832	3,001	2,893

Total noninterest expense	6,241	5,844	17,467	17,193

Loss before income credits	(3,908)	(2,593)	(7,395)	(5,725)

Income tax expense (credits)	5,151	(1,143)	4,580	(2,482)

Net loss	$(9,059)	$(1,450)	$(11,975)	$(3,243)

Basic and diluted loss per common share	$(2.44)	$(0.39)	$(3.22)	$(0.87)

Dividends per share	$0.00	$0.02	$0.00	$0.06

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	At or for the		At or for the
	Three Months Ended		Nine Months Ended
	9/30/10	9/30/09	9/30/10	9/30/09

Key Earnings Information
Net interest income	$5,154	$5,343	$16,010	$16,199
Non-interest income	$1,710	$(326)	$3,940	$2,177
Non-interest expense	$6,243	$5,844	$17,467	$17,193
Net loss	$(9,059)	$(1,450)	$(11,975)	$(3,243)
Basic loss per common share	$(2.44)	$(0.39)	$(3.22)	$(0.87)
Diluted loss per common share	$(2.44)	$(0.39)	$(3.22)	$(0.87)

Key Balance Sheet Averages(Bank Only)
Total assets (average)	$628,911	$696,401	$653,917	$706,041
Loan balances (average)	$460,753	$498,790	$474,457	$509,108
Deposit balances (average)	$516,949	$582,753	$543,518	$579,767
Weighted Average Shares Outstanding (000):
Basic	3,717	3,717	3,717	3,717
Diluted	3,717	3,717	3,717	3,717

Key Credit Data
Provision for loan losses	$4,531	$1,766	$9,878	$6,908
Total allowance for loan losses	$12,727	$8,848	$12,727	$8,848
Non-accrual loans	$13,807	$11,973	$13,807	$11,973
Delinquent loans > 30 days	$18,561	$6,805	$18,561	$6,805
Loans 90 days past due and accruing	$3,582	$664	$3,582	$664

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	At or for the		At or for the
	Three Months Ended		Nine Months Ended
	9/30/10	9/30/09	9/30/10	9/30/09

Key Earnings Ratios
Return on average assets	(1.44)%	(0.16)%	(1.83)%	(0.46)%
Return on average shareholders’ equity	(23.3)%	(2.17)%	(30.8)%	(6.17)%
Efficiency ratio	91%	116%	88%	94%
Net interest margin (fully taxable equivalent)	3.59%	3.34%	3.60%	3.39%
Equity to assets at period end (Bank)	6.38%	7.80%	6.38%	7.80%

Key Credit Ratios
Allowance for loan losses as a percentage of period-end loans	2.84%	1.78%	2.84%	1.78%
Total allowance for loan losses to non-accrual loans	92%	74%	92%	74%
Net charge-offs (annualized) as a percent of average loans	4.26%	.73%	2.15%	1.13%
Non-accrual loans to total loans	3.08%	2.41%	3.08%	2.41%
Delinquent loans (30+ days)	4.14%	1.37%	4.14%	1.37%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2009 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.